EXHIBIT 10.1

                           NON-NEGOTIABLE SUBORDINATED
                           ---------------------------
                                 PROMISSORY NOTE
                                 ---------------

Date: March 31, 2005                                                 $900,000.00


         FOR VALUE RECEIVED, Selas Heat Technology Company LLC (the "Maker"), a Delaware limited liability company, promises to pay to the order of Selas Corporation of America (the "Holder"), a Pennsylvania corporation having a place of business at 1260 Red Fox Road, Arden Hills, MN 55112, with payment to be made at such address or such other place as may be designated by the Holder in writing, the principal sum of Nine Hundred Thousand Dollars ($900,000.00), with interest thereon at the rate of eight percent (8%) per annum from the date hereof until the principal sum is paid in full. Accrued interest on the unpaid principal balance hereof shall be due and payable commencing July 1, 2005 and on the first day of each October, January, April and July thereafter. The principal sum hereof will be paid in twelve (12) equal quarterly installments each in the amount of $75,000 commencing on April 1, 2006 and first day of each July, October, January and April thereafter. The principal sum hereunder is subject to reduction in certain circumstances as described in the Purchase Agreement, as hereinafter defined, and such a reduction shall reduce the earliest payments of principal due hereunder.

         This Note shall, at the option of the Holder, become immediately due and payable without notice or demand, upon the happening of any one of the following (each, a "Default"): (a) failure to pay within ten (10) days of the date when due any amount as herein set forth; (b) insolvency (however evidenced) or the commission of any act of bankruptcy by the Maker; (c) the making of a general assignment for the benefit of creditors by the Maker; (d) the filing of any petition or the commencement of any proceeding by or against the Maker for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors; or (e) the suspension of the transaction of the usual business of the Maker.

         The Maker hereby waives presentment, demand for payment, notice of dishonor and any or all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note and hereby consents to any extensions of time, renewals, forbearances, releases of any party to this Note, waivers or modifications that may be granted or consented to by the Holder in respect of the time of payment or any other provisions of this Note. No waiver or modification of the terms hereof shall be valid unless in writing and signed by the Holder hereof, and then only to the extent therein set forth.

         If at any time the rate of interest charged by the Holder hereof shall exceed the maximum rate of interest permitted by an applicable law or regulation, then, for such time as the rate would be excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible under such law or regulation.

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         This Note may be prepaid in whole or in part at any time and from time to time without premiums or penalties. Any such prepayments shall be applied first to accrued and unpaid interest and then to the outstanding principal sum.

         Notwithstanding anything to the contrary herein, all present and future indebtedness, obligations and liabilities of Maker under this Note shall be subject and subordinate in right and priority of payment to all present and future indebtedness, obligations and liabilities of Maker to Maker's current lender in respect of borrowed money ("Current Senior Lender") under and pursuant to the notes, documents, agreements and instruments executed and/or delivered between Maker and Current Senior Lender and such notes, documents, agreements and instruments, as any of them may have been and may hereafter be from time to time amended, collectively, the "Current Senior Credit Documents", and/or to any lender or lenders who may hereafter provide loans and/or credit facilities to supplement, refinance or replace the credit facilities provided to Maker by Current Senior Lender under the Current Senior Credit Documents (such indebtedness, obligations and liabilities owed to Current Senior Lender under the Current Senior Credit Documents and owed to any such supplemental, replacement or refinancing lender or lenders in connection with such supplemental, replacement or refinancing loans and/or credit facilities, collectively, the "Senior Indebtedness"); provided that notwithstanding such subordination, Holder may receive and retain payments hereunder (including all regularly scheduled payments of principal and/or interest) for so long as Maker is not in default, or by such payment would become in default, under the terms of the Current Senior Credit Documents, or the credit agreements, documents, agreement or instruments representing any such supplemental, replacement or refinancing loans or credit facilities (collectively, as any of them may have been and may hereafter be from time to time amended, the "Senior Credit Documents"), and as a result of such default, Maker would be prohibited under the Senior Credit Documents from making such payment; provided, however, that Maker shall make any such payment promptly after any such default is cured. By acceptance of this Note, the Holder covenants and agrees, for itself and on behalf of its successors and permitted assigns, to execute and deliver from time to time any subordination or inter-creditor agreement reasonably required by any Senior Lender to further evidence the foregoing subordination.

         This Promissory Note is given pursuant and subject to the terms of that certain Asset Purchase Agreement between Maker and the Holder dated as of the date hereof (the "Purchase Agreement"). The terms and conditions of the Purchase Agreement are incorporated herein by reference. All capitalized terms used herein not otherwise defined shall have the same meanings as set forth in the Purchase Agreement. In the event of a conflict or inconsistency between the provisions of this Promissory Note and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement will prevail. Maker may at its option set off against any amounts payable under this Promissory Note any unpaid amount owing to Maker by Holder pursuant to the terms of the Purchase Agreement.

         In addition to the principal and interest provided for above, Maker also promises to pay to the order of and reimburse Holder on demand for all costs and expenses, including without



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limitation attorneys' fees, incurred by Holder at any time to enforce, protect, preserve, or defend Holder's rights hereunder after the occurrence and during the continuance of a Default, and this Note shall evidence Maker's obligations to pay and reimburse Holder for such costs and expenses.


                                     SELAS HEAT TECHNOLOGY COMPANY LLC


                                     By:  /s/ David Bovenizer
                                          ----------------------------
                                          David Bovenizer, Manager